QuickLinks -- Click here to rapidly navigate through this document

Exhibit 12.1

TD Bank Financial Group
Computation of Ratio of Earnings to Fixed Charges

CANADIAN GAAP

	Six months ended	Six months ended
			Twelve months ended October 31,
	April 30, 2006	April 30, 2005
			2005	2004	2003	2002	2001
Earnings:
Income (loss) before income taxes and minority interest	3,558	1,684	3,060	3,205	1,490	(448)	1,264
Less:
Preferred dividends				(78)	(87)	(93)	(92)
Non-controlling interest				(92)	(92)	(64)	(78)

Restated income (loss) before income taxes (Note 1)	3,558	1,684	3,060	3,035	1,311	(605)	1,094
Fixed charges, excluding interest on deposits	1,095	956	1,774	1,635	1,701	1,836	2,097

Subtotal	4,653	2,640	4,834	4,670	3,012	1,231	3,191
Interest on deposits	3,288	2,331	5,129	3,853	4,202	4,754	8,077

Total	7,941	4,971	9,963	8,523	7,214	5,985	11,268

Fixed Charges:
Interest expense, excluding interest on deposits	775	665	1,164	1,024	1,125	1,351	1,499
Interest component of rental expense	68	66	135	129	138	127	124
Amortization of subordinated indebtedness	185	162	328	312	259	201	304
Preferred dividends	33	29	79	78	87	93	92
Non-controlling interest	34	34	68	92	92	64	78

Subtotal	1,095	956	1,774	1,635	1,701	1,836	2,097
Interest on deposits	3,288	2,331	5,129	3,853	4,202	4,754	8,077

Total	4,383	3,287	6,903	5,488	5,903	6,590	10,174

Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	4.25	2.76	2.72	2.86	1.77	0.67	1.52
Including interest on deposits	1.81	1.51	1.44	1.55	1.22	0.91	1.11
Note 1:	As of November 1, 2004, the Bank adopted the Canadian Institute of Chartered Accountants (CICA) amendments to its accounting standard on financial instruments — disclosure and presentation on a retroactive basis with restatement of prior periods. As a result of these amendments, the Bank was required to classify its existing preferred shares as liabilities and their corresponding distribution as interest expense.

U.S. GAAP

	Six months ended	Six months ended
			Twelve months ended October 31,
	April 30, 2006	April 30, 2005
			2005	2004	2003	2002	2001
Earnings:
Income (loss) before income taxes and minority interest	3,575	1,525	2,847	2,566	1,540	(568)	1,271
Fixed charges, excluding interest on deposits	1,062	927	1,695	1,557	1,614	1,743	2,005

Subtotal	4,637	2,452	4,542	4,123	3,154	1,175	3,276
Interest on deposits	3,288	2,331	5,129	3,853	4,202	4,754	8,077

Total	7,925	4,783	9,671	7,976	7,356	5,929	11,353

Fixed Charges:
Interest expense, excluding interest on deposits	775	665	1,164	1,024	1,125	1,351	1,499
Interest component of rental expense	68	66	135	129	138	127	124
Amortization of subordinated indebtedness	185	162	328	312	259	201	304
Preferred dividends	—	—	—	—	—	—	—
Non-controlling interest	34	34	68	92	92	64	78

Subtotal	1,062	927	1,695	1,557	1,614	1,743	2,005
Interest on deposits	3,288	2,331	5,129	3,853	4,202	4,754	8,077

Total	4,350	3,258	6,824	5,410	5,816	6,497	10,082

Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	4.37	2.65	2.68	2.65	1.95	0.67	1.63
Including interest on deposits	1.82	1.47	1.42	1.47	1.26	0.91	1.13

QuickLinks

TD Bank Financial Group Computation of Ratio of Earnings to Fixed Charges CANADIAN GAAP
U.S. GAAP